Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Announces Canadian Debut of

LuViva® Advanced Cervical Scan and Orders to Support Canadian Launch

NORCROSS, GA (June 19, 2012) – Guided Therapeutics, Inc., (OTCBB: GTHP) (OTCQB: GTHP), today announced that it, together with its Canadian distribution partner, CAN-med Healthcare, will be unveiling the LuViva® Advanced Cervical Scan at the 68th Annual Clinical Meeting of the Society of Obstetricians and Gynaecologists of Canada (SOGC) to be held in Ottawa, Ontario June 20 -24, 2012.

In addition to CAN-med’s sponsorship of a booth and meetings at the conference, the distributor placed an order for eight additional LuViva® Advanced Cervical Scan systems in advance of its anticipated product launch in the second half of 2012.

“We are excited to be working with CAN-med to launch LuViva in Canada, given their commitment to bringing the latest medical advances to Canadian women while working to improve efficiency and to reduce costs within the healthcare system,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “Over the coming months, we anticipate additional stocking and demo orders to be placed by our international distribution partners as we gain regulatory approvals in additional markets.”

The order, which will support sales efforts in the eight CAN-med sales territories, is expected to be fulfilled in July. Initial sales training on Can-med’s first demonstration unit was completed in early June and meetings with key physicians are scheduled for later this month at the SOGC conference.

Each year in Canada, about 5.7 million women undergo Pap test screening for cervical cancer, with as many as 400,000 receiving an abnormal Pap result. These women are then scheduled for a follow-up exam, called a colposcopy, which typically includes a biopsy. The wait times for colposcopy examinations in Canada are typically between two to six months. LuViva is designed to reduce wait times and provide results immediately at the point of care.

About SOGC

Founded in 1944, the Society of Obstetricians and Gynaecologists of Canada is comprised of approximately 3,700 professional members, including gynaecologists, obstetricians, family physicians, nurses, midwives and allied health professionals. A leading authority on reproductive health care, the SOGC produces national clinical guidelines for both public and medical education on important women's health issues.

About CAN-med Healthcare

CAN-med Healthcare, a division of IMP Group Limited, is a national, integrated healthcare distribution and service company with a portfolio of businesses providing products and technical service spanning four distinct segments of the healthcare market: Medical/Surgical; Diagnostic Imaging; Rehab/Mobility/Home Medical Equipment; and Dental products.

IMP Group Limited is focused on global sustainable growth with 3,700 experienced people delivering service, quality and value to customers across diverse sectors, including aerospace, aviation, airline, healthcare, information technology, hospitality and property development.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the exchange offer, as described in the Offer to Exchange, as well as those related to: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241